Thompson & Stein
Milton O. Thompson        Attorneys At Law              Office: (317) 575-5660
Joel K. Stein                  A Professional Corporation   Fax: (317) 575-5650
Charles A. Richmond
Michael D. Fox
Christopher W. Russell

October 8, 1996

Milton O. Thompson, Esq.
President
Grand Slam Licensing, Inc.
401 Pennsylvania Parkway
Suite 390
Indianapolis, Indiana 46280

Dear Mr. Thompson:

Pursuant to your request, I am writing to express my opinion regarding GrandSlam Licensing, Inc.'s filing of a registration statement on Form S-1 (file no. 333-8823) and amendments thereto (which registration statement, as amended at the time of its effectiveness is hereinafter called the "Registration Statement"), covering shares of the Company's common stock, $.001 par value, warrants for shares of such stock and shares issuable pursuant to said warrants (which shares and warrants are hereinafter called the "Securities").

On the basis of my examination of original copies, or copies certified to my satisfaction, of the corporate records of the Company, agreements and other instruments, certificates of public officials and such other documents as I believed necessary as basis for the opinion hereinafter set forth.

On the basis of the foregoing, I am of the opinion that the securities have been validly authorized and will, when sold as contemplated by the Registration Statement, be legally issued, fully paid and non-assessible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to me under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

Sincerely,

/s/ Charles A. Richmond
-------------------------------------
Charles A. Richmond, Esq.